FONAR CORPORATION

Fonar MRI news @ aol . com                           The Inventor of MR Scanning
For    Immediate   Release                           An    ISO    9001   Company

Contact:    Daniel Culver,                           110       Marcus      Drive
Director of Communications                           Melville,    N.Y.     11747
Web site:    www.fonar.com                           Tel:     (631)     694-2929
Email: invest @ fonar. com                           Fax:     (631)     390-9540

Contact:     Jordan Darrow                           Tel:     (631)     367-1866
Darrow  Associates,   Inc.                           jdarrow   @   optonline.net
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FONAR Receives Notification from Nasdaq That It Is Being Provided an Additional
                       180 Calendar Day Compliance Period
               Regarding Its Listing on The Nasdaq Capital Market


MELVILLE, NEW YORK - June 23, 2006 -FONAR Corporation (NASDAQ: FONR), The Inventor of MR Scanning(TM), today announced that, as expected, it received a written notification from The Nasdaq Stock Market (Nasdaq) on June 21, 2006 regarding its listing on the NASDAQ Capital Market. The letter states that the Company will now be provided an additional 180 calendar day compliance period to regain compliance with the minimum bid price requirement.

About FONAR

FONAR(R) was incorporated in 1978, making it the first, oldest and most experienced MRI manufacturer in the industry. FONAR introduced the world's first commercial MRI in 1980, and went public in 1981. Since its inception, FONAR has installed hundreds of MRI scanners worldwide. Their stellar product line includes the FONAR UPRIGHT(TM) MRI (also known as the Stand-Up(TM) MRI), the only whole-body MRI that performs Position(TM) imaging (pMRI) and scans patients in numerous weight- bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT(TM) MRI often sees the patient's problem that other scanners cannot because they are lie-down only. With nearly one half million patients scanned, the patient-friendly FONAR UPRIGHT(TM) MRI has a near zero claustrophobic rejection rate by patients. A radiologist said, "FONAR UPRIGHT(TM) MRI - No More Claustrophobia - The Tunnel Is Gone." As another FONAR customer states, "If the patient is claustrophobic in this scanner, they'll be claustrophobic in my parking lot." Approximately 85% of patients are scanned sitting while they watch a 42" flat screen TV. FONAR's latest MRI scanner is the FONAR 360, a room-size recumbent scanner that optimizes openness while facilitating physician access to the patient. FONAR is headquartered on Long Island, New York, and has approximately 400 employees.

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  The Inventor of MR Scanning(TM), Stand-Up(TM) MRI, True Flow(TM) MRI, FONAR
UPRIGHT(TM) MRI, Position(TM) MRI, PMRI(TM) and The Proof is in the Picture(TM)
                            are trademarks of FONAR.

 Be sure to visit FONAR's Web site for Company product and investor information:
                                  www.fonar.com

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This  release  may  include  forward-looking  statements  from  the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.